Exhibit 99.1

Iowa Telecom Reports Results for Fourth Quarter and Year Ended December 31, 2007

NEWTON, Iowa--(BUSINESS WIRE)--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the fourth quarter and year ended December 31, 2007. Quarterly highlights for the Company include:

  Operating revenues were $61.4 million.
  Operating income was $18.4 million.
  Net income was $6.0 million or $0.19 per diluted share.
  Adjusted EBITDA (as defined herein) was $31.7 million.

“We are very pleased with our operational and financial performance for both the fourth quarter and the full year,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “Total revenues continued to climb for the quarter and year, increasing 2.6% and 7.4%, respectively. Our revenues continue to grow as a result of the ongoing success we are having with our DSL product, our bundled product offerings and the expansion of our customer premise equipment (CPE) and data businesses. We added 2,200 new DSL customers during the quarter and 12,800 DSL customers during 2007, which represented an increase of over 25% in our DSL customer base for the year. Our rate of access line loss in the fourth quarter also improved over the prior quarter.

“Our adjusted EBITDA for the quarter grew to $31.7 million, an increase of $2.9 million. For the year, our adjusted EBITDA increased $9.9 million, or 8.0%, to $134.3 million,” added Wells. While our income tax expense for the year was $20.9 million, our actual cash taxes paid during 2007 were only $633,000, reflecting the continued utilization of our net operating loss carry forwards and the amortization of our goodwill for tax purposes.

During the fourth quarter we also declared our 13th consecutive dividend, at the annualized rate of $1.62 per share. Over the course of 2007 we used our excess cash flow primarily to reduce our debt, and as a result our net debt has declined by $21.3 million since the beginning of the year.

“Subsequent to the end of the year, we announced that we had reached an agreement to acquire Bishop Communications Corporation for $43.9 million, subject to certain balance sheet adjustments. Bishop Communications is a privately held holding company whose operations include the Lakedale Telephone Company, a rural telecommunications provider covering 378 square miles in central Minnesota,” Wells noted. “As of December 31, 2007, Bishop served 12,000 ILEC access lines, 5,100 CLEC lines, 4,300 data customers and 3,600 video customers. For the twelve-month period ended September 30, 2007, Bishop generated revenues of $19.5 million and EBITDA of $5.8 million. We believe the Bishop transaction will be cash flow accretive on a per share basis, and reflects our strategy of pursuing selective acquisitions.

“Our capital expenditures were $7.0 million for the quarter and $26.9 million for the year, and were within our prior guidance,” Wells continued. “Our cash interest expense was $7.8 million for the quarter and $31.3 million for 2007, which was also consistent with our guidance.

“For 2008 guidance on our existing operations, we expect that capital expenditures will be between $26 million and $28 million, and cash interest expense will be between $29 million and $31 million,” Wells noted. “We will update our guidance for the impact of our Bishop Communication acquisition as we approach the transaction closing date.

“Overall, our results for the quarter and year were very good, and were generally in line with our expectations,” Wells concluded. “While we faced increased residential competition in many of our markets during 2007, I am very pleased with our current competitive position. During 2008, we will continue to focus on the competitiveness of our bundled product offerings and our DSL product. We also expect continued growth in our data and CPE businesses. In addition, we will continue to pursue opportunities to profitably grow our business through select strategic acquisitions, such as the acquisition of Bishop Communications, while we continue to return a significant portion of our cash flow back to our shareholders.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2007:

  Revenues and Sales were $61.4 million in the fourth quarter of 2007 compared to $59.8 million in the fourth quarter of 2006. Local services revenues decreased $847,000, or 4.5%, primarily due to a decline in access lines served. Network access services revenues decreased $1.1 million, or 4.7%, for the fourth quarter. Data and Internet sales increased $897,000, or 13.1%, primarily as a result of growth in our DSL Internet access service revenues. Other services and sales revenues increased by $2.7 million, or 58.3%, primarily due to higher revenue from CPE sales.
  Operating Costs and Expenses decreased $1.4 million, or 3.2%, in the fourth quarter of 2007 as compared to the fourth quarter of 2006. Cost of services and sales increased $3.2 million, or 18.2% due to costs of CPE sales and higher access costs for our long distance and CLEC customers. Selling, general and administrative costs decreased $4.6 million compared to the year-ago period, as the 2006 period included a $2.7 million pension settlement charge related to amendments to our defined pension plans. In addition, contract and other service provider costs decreased for 2007. Depreciation and amortization was $12.5 million, and was in line with the fourth quarter of 2006.
  Operating Income was $18.4 million in the fourth quarter of 2007 as compared to $15.4 million in the same period in 2006. The increase was primarily the result of the pension plan expenses recorded in the 2006 period.
  Interest Expense for the fourth quarter of 2007 was $7.9 million compared with $8.1 million in the fourth quarter of 2006.
  Earnings Before Income Taxes for the fourth quarter of 2007 were $10.4 million compared to $7.4 million in the fourth quarter of 2006. The difference is primarily attributed to the pension plan expenses recorded in the fourth quarter of 2006.
  Income Tax Expense for the fourth quarter of 2007 was $4.4 million compared to $3.9 million in the fourth quarter of 2006. The recorded book tax expense did not impact the actual cash taxes paid during the quarter as the Company paid actual cash income taxes during the quarter of only $139,000. The level of cash income taxes paid reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $160 million, and continues to take tax deductions of approximately $40 million annually related to the amortization of intangibles.
  Net Income was $6.0 million for the fourth quarter of 2007, compared to net income of $3.5 million in the fourth quarter of 2006.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.7 million, up $2.9 million from the fourth quarter of 2006.
  Total Access Lines decreased by 3,000 during the fourth quarter of 2007 from the third quarter of 2007, as ILEC access lines declined by 3,800 lines and CLEC lines increased by 800 lines. Total access lines decreased 11,300, or 4.5%, for the fourth quarter of 2007 compared to the fourth quarter of 2006.

Fourth Quarter 2007 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	4th Quarter	4th Quarter	Change
	2007	2006	Amount	Percent

Revenue	$61,390	$59,843	$1,547	2.6%
Operating Income	$18,369	$15,403	$2,966	19.3%
Interest Expense	$7,921	$8,131	$(210)	-2.6%
Earnings Before Income Taxes	$10,388	$7,432	$2,956	39.8%
Income Tax Expense	$4,411	$3,935	$476	12.1%
Net Income	$5,977	$3,497	$2,480	70.9%
Basic Earnings Per Share	$0.19	$0.11	$0.08	72.7%
Diluted Earnings Per Share	$0.19	$0.11	$0.08	72.7%

Adjusted EBITDA (1)	$31,716	$28,768	$2,948	10.2%
Capital Expenditures	$7,050	$7,723	$(673)	-8.7%
Dividends Paid	$12,887	$12,836	$51	0.4%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	4th Quarter	4th Quarter	Change
	2007	2006	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	214,300	228,200	(13,900)	-6.1%
CLEC Lines (2)	26,400	23,800	2,600	10.9%
Total Telephone Access Lines	240,700	252,000	(11,300)	-4.5%

Long Distance Subscribers	143,600	146,600	(3,000)	-2.0%
Dial-up Internet Subscribers	22,500	31,500	(9,000)	-28.6%
DSL Subscribers	62,800	50,000	12,800	25.6%

	4th Quarter	3rd Quarter	Change
	2007	2007	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	214,300	218,100	(3,800)	-1.7%
CLEC Lines (2)	26,400	25,600	800	3.1%
Total Telephone Access Lines	240,700	243,700	(3,000)	-1.2%

Long Distance Subscribers	143,600	145,400	(1,800)	-1.2%
Dial-up Internet Subscribers	22,500	24,200	(1,700)	-7.0%
DSL Subscribers	62,800	60,600	2,200	3.6%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 2,900 wholesale lines subscribed at December 31, 2007; 3,100 wholesale lines subscribed at December 31, 2006; and 3,000 at September 30, 2007.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc. and IT Communications, LLC.

FINANCIAL DISCUSSION FOR YEAR ENDED DECEMBER 31, 2007:

  Operating Revenues increased $17.3 million, or 7.4%, to $251.4 million for the year ended December 31, 2007, as compared to 2006. The increase was primarily the result of an $11.5 million increase in other services and sales revenue. This revenue increase was due to growth of our CPE business, primarily as a result of Baker Communications, which we acquired in August 2006. Network access services revenue increased by $4.4 million, due primarily to $5.8 million from the settlement of certain non-recurring network access matters with connecting carriers. Data and Internet Services revenues increased by $4.5 million, or 18.0%, for 2007 as compared to 2006, primarily as a result of customer growth in our DSL Internet access service.
  Operating Costs and Expenses increased $13.1 million, or 8.3%, to $169.5 million in 2007 as compared to 2006. Cost of service and sales increased $11.7 million, or 17.6%, principally due our acquisition of Baker Communications and costs related to an office facility acquired in 2007. Selling, general and administrative expenses decreased $4.1 million, or 8.9%, as the 2006 period included a pension settlement charge of $3.0 million. During the second quarter of 2007, the Company amended its post retirement welfare plan which reduced expense by $1.1 million compared to 2006. Depreciation and amortization increased by $1.3 million, or 2.6%, for 2007 as compared to 2006, primarily due to depreciation of property at acquired operations, and the purchase of the Company’s new corporate headquarters.
  Operating Income increased by $4.3 million to $81.9 million in 2007, compared to $77.7 million in 2006.
  Interest Expense increased $177,000, or 0.6%, in 2007 as compared to 2006, principally as a result of higher interest rates on our variable rate debt.
  Interest and Dividend Income decreased $25,000, or 2.6%, in 2007, due primarily to slightly lower dividend income.
  Earnings Before Income Taxes for the year was $50.3 million, an increase of 8.4%, compared to $46.4 million in 2006.
  Income Tax Expense for 2007 was $20.9 million, compared to $12.3 million in 2006. The increase is primarily due to higher income before income taxes in 2007 and the reversal in 2006 of a valuation allowance for our deferred tax assets. The Company paid actual cash income taxes in 2007 of $633,000.
  Net Income decreased to $29.3 million in 2007 from $34.0 million in 2006. The decrease was primarily the result of the book income tax expense change noted above.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $134.3 million for 2007 as compared with $124.3 million for 2006. The increase is largely due to the settlement of the network access issues in 2007, and the pension settlement charge in 2006.

  Total Access Lines decreased by 11,300, or 4.5%, for 2007 as compared to 2006. Incumbent local exchange carrier access lines declined by 13,900 lines, and CLEC lines increased by 2,600 lines from the end of 2006.

2007 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

			Change
	2007	2006	Amount	Percent

Revenue	$251,401	$234,085	$17,316	7.4%
Operating Income	$81,936	$77,679	$4,257	5.5%
Interest Expense	$31,885	$31,708	$(177)	-0.6%
Earnings Before Income Taxes	$50,260	$46,352	$3,908	8.4%
Income Tax Expense	$20,945	$12,309	$8,636	70.2%
Net Income	$29,315	$34,043	$(4,728)	-13.9%
Basic Earnings Per Share	$0.93	$1.09	$(0.16)	-14.7%
Diluted Earnings Per Share	$0.91	$1.06	$(0.15)	-14.2%

Adjusted EBITDA (1)	$134,263	$124,317	$9,946	8.0%
Capital Expenditures	$26,903	$28,122	$(1,219)	-4.3%
Dividends Paid	$51,452	$50,979	$473	0.9%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the Company’s fourth quarter 2007 results on Friday, February 29, 2008, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4842 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on February 29, 2008, and will remain available through March 7, 2008, by dialing (719) 457-0820 and entering Confirmation Code 4320394.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on February 29, 2008, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 400 communities as the incumbent local exchange carrier and employs over 650 people throughout the State of Iowa. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	December 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$21,919	$13,613
Accounts receivable, net	20,252	20,828
Inventories	2,995	3,124
Prepayments and other assets	2,288	2,550
Total Current Assets	47,454	40,115

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	542,949	521,556
Accumulated depreciation	(264,284)	(222,581)
Property Plant and Equipment, net	278,665	298,975

GOODWILL	466,554	466,554
INTANGIBLE ASSETS AND OTHER, net	24,888	39,982
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	13,998	13,903
Total Assets	$831,559	$859,529

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit facility	$18,000	$31,000
Accounts payable	9,062	9,565
Advanced billings and customer deposits	9,365	8,460
Accrued and other current liabilities	32,104	32,035
Total Current Liabilities	68,531	81,060

LONG-TERM LIABILITIES
Long-Term Debt	477,778	477,778
Deferred Tax Liabilities	35,255	18,716
Other Long-Term Liabilities	7,028	14,276
Total long-term liabilities	520,061	510,770

TOTAL LIABILITIES	588,592	591,830

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 31,440,215 and 31,379,670 shares issued and outstanding	314	314
Additional paid-in-capital	324,170	322,016
Retained deficit	(82,154)	(59,976)
Accumulated other comprehensive income	637	5,345

Total Stockholders' Equity	242,967	267,699

Total Liabilities and Stockholders' Equity	$831,559	$859,529

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

REVENUE AND SALES
Local services	$17,954	$18,801	$73,918	$76,428
Network access services	23,134	24,266	100,636	96,217
Toll services	5,353	5,383	21,213	21,804
Data and internet services	7,727	6,830	29,512	25,016
Other services and sales	7,222	4,563	26,122	14,620
Total revenues and sales	61,390	59,843	251,401	234,085

OPERATING EXPENSES
Cost of services and sales (exclusive of items shown separately below)	20,449	17,295	78,246	66,528
Selling, general and administrative	10,098	14,686	42,227	46,336
Gain on sale of properties	-	(14)	-	(4,194)
Depreciation and amortization	12,474	12,473	48,992	47,736
Total operating costs and expenses	43,021	44,440	169,465	156,406

OPERATING INCOME	18,369	15,403	81,936	77,679

OTHER INCOME (EXPENSE)
Interest and dividend income	176	426	928	953
Interest expense	(7,921)	(8,131)	(31,885)	(31,708)
Other, net	(236)	(266)	(719)	(572)
Total other expense, net	(7,981)	(7,971)	(31,676)	(31,327)

EARNINGS BEFORE INCOME TAXES	10,388	7,432	50,260	46,352

INCOME TAX EXPENSE	4,411	3,935	20,945	12,309

NET INCOME	$5,977	$3,497	$29,315	$34,043

ADJUSTED EBITDA	$31,716	$28,768	$134,263	$124,317

COMPUTATION OF EARNINGS PER SHARE
Basic - Earnings Per Share	$0.19	$0.11	$0.93	$1.09
Basic - Weighted average number of shares outstanding	31,440	31,371	31,415	31,221

Diluted - Earnings Per Share	$0.19	$0.11	$0.91	$1.06
Diluted - Weighted average number of shares outstanding	32,037	32,220	32,045	32,104

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,977	$3,497	$29,315	$34,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,100	11,953	47,243	45,627
Amortization of intangible assets	374	520	1,749	2,109
Amortization of debt issuance costs	148	148	591	591
Gain on sale of properties	-	(14)	-	(4,194)
Deferred income taxes	4,268	3,960	19,973	11,680
Non-cash stock-based compensation expense	736	592	2,687	2,354
Changes in operating assets and liabilities; net of effects of business acquisitions:
Receivables	1,196	122	576	(199)
Inventories	340	493	129	(214)
Accounts payable	(970)	(915)	(503)	(1,742)
Other assets and liabilities	3,212	(526)	(1,559)	(562)
Net cash provided by operating activities	27,381	19,830	100,201	89,493

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,050)	(7,723)	(26,903)	(28,122)
Business acquisitions, net of cash acquired	-	11	-	(18,115)
Purchase of wireless licenses	-	(8,371)	-	(11,473)
Proceeds from sale of properties	-	14	-	13,287
Net cash used in investing activities	(7,050)	(16,069)	(26,903)	(44,423)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	10,000	17,000	(13,000)	(9,000)
Proceeds from exercise of stock options	-	123	21	1,740
Shares reacquired	-	-	(561)	-
Dividends paid	(12,887)	(12,836)	(51,452)	(50,979)
Net cash used in financing activities	(2,887)	4,287	(64,992)	(58,239)

Net Change in Cash and Cash Equivalents	17,444	8,048	8,306	(13,169)

Cash and Cash Equivalents at Beginning of Period	4,475	5,565	13,613	26,782

Cash and Cash Equivalents at End of Period	$21,919	$13,613	$21,919	$13,613

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATION AND RECONCILIATION TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

ADJUSTED EBITDA:
Net Income	$5,977	$3,497	$29,315	$34,043
Income Tax Expense	4,411	3,935	20,945	12,309
Interest Expense	7,921	8,131	31,885	31,708
Depreciation and Amortization	12,474	12,473	48,992	47,736
Unrealized losses on financial derivatives	236	266	719	572
Non-cash stock-based compensation expense (1)	736	592	2,687	2,354
Extraordinary or unusual (gains) losses	-	-	-	-
Non-cash portion of RTFC Capital Allocation (2)	(39)	(112)	(280)	(211)
Other non-cash losses (gains)	-	-	-	-
Loss (gain) on disposal of assets not in ordinary course (3)	-	(14)	-	(4,194)
Transaction costs	-	-	-	-
ADJUSTED EBITDA	$31,716	$28,768	$134,263	$124,317

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Income.
(2) Included in Interest and Dividend Income on the Consolidated Statements of Income.
(3) Included in Gain on Sale of Properties on the Consolidated Statements of Income.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Iowa Telecommunications Services, Inc.:
Investor Relations Contacts:
Craig Knock, 641-787-2089
Chief Financial Officer
or
Kevin Inda, 407-566-1180
Corporate Communications, Inc.
Kevin.Inda@cci-ir.com
or
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com